Exhibit 10.1

THE HILLSHIRE BRANDS COMPANY

EXCISE TAX REIMBURSEMENT POLICY

WHEREAS, the Board of Directors of The Hillshire Brands Company (the “Company”) has determined that certain employees of the Company may become entitled to payments or benefits in connection with an acquisition of the Company that could result in the imposition on such employees of an excise tax as a result of the application of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Board has determined it is desirable to provide that in the event Company employees become subject to the imposition of an excise tax as a result of the application of Sections 280G and 4999 of the Code, such employees shall, subject to the terms below, be entitled to an additional payment to eliminate the economic impact on such employees of such excise taxes.

NOW, THEREFORE, BE IT RESOLVED, that the following Excise Tax Reimbursement Policy (the “Policy”) shall be and hereby is adopted effective as of August 20, 2014.

Any payments or benefits of any nature that are paid or payable to a Company employee or to which a Company employee becomes entitled, in any case which could constitute or result in any Company employee’s receipt of “parachute payments” within the meaning of Section 280G of the Code are referred to herein as “Compensatory Payments.”

For purposes of the immediately following paragraphs, subject to the provisions of this Policy the determination of any excise tax liability and the amount required to be paid shall be made in writing by an accountant chosen by the Company, which shall be from one of the six largest national accounting firms (an “Accountant”), whose conclusions shall be final and binding on all parties, including without limitation an acquirer of, or successor to, the Company. For purposes of its calculations, the Accountant may make reasonable assumptions and approximations concerning applicable taxes and may rely on interpretations of the Code for which there is a “more likely than not” standard as defined in Treasury Regulation Section 1.6662-4(d)(2). The Company and any affected employee shall furnish to the Accountant such information and documents as the Accountant may reasonably request in order to make its determinations. The Company shall bear all costs the Accountant may reasonably incur in connection with any calculations contemplated hereunder.

In the event that any portion of the Compensatory Payments will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), each applicable Company employee shall be eligible to receive (i) a payment from the Company sufficient to pay such Excise Tax, and (ii) an additional payment from the Company sufficient to pay the Excise Tax, employment tax, and federal and state income taxes arising from the payments made by the

Company to him or her pursuant to this sentence (the “Tax Gross-Up Payment”). Notwithstanding all of the foregoing, (i) in no event shall the aggregate Tax Gross-Up Payments payable hereunder exceed $40,000,000 and (ii) no Company employee shall be entitled to receive a Tax Gross-Up Payment hereunder unless the aggregate Compensatory Payments payable to him or her equal or exceed 110% of the amount which is three times such employee’s applicable “base amount” (as defined in Section 280G(b)(3) of the Code). If the aggregate Tax Gross-Up Payments payable hereunder exceed $40,000,000, the Company shall be authorized to cut back the amount of each Tax Gross-Up Payment payable to each Company employee on a pro rata basis as equitably determined by the Company in good faith.

For purposes of determining the amount of any Tax Gross-Up Payment, the Company employee shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Tax Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the employee’s residence on the date on which the Tax Gross-Up Payment is calculated for purposes of this Policy, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Tax Gross-Up Payment, the relevant Company employee shall repay to the Company, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Tax Gross-Up Payment attributable to such reduction (plus that portion of the Tax Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Tax Gross-Up Payment being repaid by the employee), to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the employee’s taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Tax Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Gross-Up Payment), the Company shall make an additional Tax Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the employee with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined. The employee and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for any Excise Tax with respect to the Compensatory Payments.

Any Tax Gross-Up Payment payable pursuant to this Policy shall be made by the Company to the applicable employee within thirty (30) days following the payment to or receipt by the employee of the Compensatory Payment to which such Tax Gross-Up Payment relates, subject to any delay required to avoid the imposition of additional income tax on such employee under Section 409A of the Code. At the time that payments are made under this Policy, the Company shall provide the employee with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from the Accountant or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

This Policy shall be deemed to constitute an amendment to Section 3.6 of that certain The Hillshire Brands Company Severance Plans for Corporate Officers, as restated effective as of June 26, 2013 (the “Officer Severance Plan”), and supersedes and replaces in its entirety Section 3.6 of the Officer Severance Plan; provided that this Policy shall be of no force and effect with respect to any Company employee for whom the aggregate Compensatory Payments payable to him or her equal or exceed 110% of the amount which is three times such employee’s applicable “base amount” (as defined in Section 280G(b)(3) of the Code) and Section 3.6 of the Officer Severance Plan shall remain in force and effect without regard to this Policy in respect of any such Company employee.

This Policy shall also be deemed to amend the Sara Lee Corporation Severance Pay Plan for Key Executives, as amended and restated effective as of January 1, 2009, as amended effective as of June 28, 2012 (the “Key Executive Severance Plan”) and The Hillshire Brands Company Severance Pay Plan, as amended and restated effective as of April 1, 2014 (the “Severance Pay Plan”), to add this Policy as a provision of each of the Key Executive Severance Plan and the Severance Pay Plan.

This Policy shall be binding on any acquirer of or successor to the Company and may not be amended in any respect absent the written consent of any Company employee with respect to whom any such amendment would have, or could reasonably be expected to have, any economic impact.

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